Exhibit 99.4

Contact:

ACADIA Pharmaceuticals Inc.

Uli Hacksell, Ph.D., Chief Executive Officer

Thomas H. Aasen, Vice President and Chief Financial Officer

+1 858-558-2871

ACADIA PHARMACEUTICALS ANNOUNCES PARTNERSHIP WITH SEPRACOR

SAN DIEGO, CA January 11, 2005– ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today announced the formation of a partnership with Sepracor Inc. (Nasdaq: SEPR) for development of new drug candidates targeted toward treatment of central nervous system (CNS) disorders.

This research and development collaboration has been established to investigate potential clinical candidates resulting from ACADIA’s extensive medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors (receptors that respond to acetylcholine, a neurotransmitter in the central nervous system). This includes ACADIA’s advanced m1 agonist program, which would target neuropsychiatric/neurologic conditions and neuropathic pain.

This partnership also encompasses an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA™ (eszopiclone), Sepracor’s insomnia drug, for sleep-related indications. 5-HT2A antagonists have been shown in clinical studies to affect sleep architecture in man, resulting in extended periods of slow wave sleep, which may have a positive effect on sleep quality.

“This important agreement with ACADIA gives us access to additional portfolio candidates for treatment of CNS disorders, complementing our own internal capabilities,” said Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor Inc. “In particular, we are very excited about the possibility of combining mechanistic approaches with LUNESTA, which may be used to address the pervasive unmet needs of patients with sleep disturbances.”

The U.S. Food and Drug Administration approved Sepracor’s New Drug Application for LUNESTA brand eszopiclone for the treatment of insomnia on December 15, 2004. Successful developments from this partnership could enhance Sepracor’s ability to address significant patient needs in the field of sleep disorders, including sleep apnea and insomnia.

“We are excited to be working with Sepracor, which is one of the only fully integrated, research-based pharmaceutical companies with a primary care capability outside of the larger pharmaceutical companies,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. “Sepracor has a proven drug development infrastructure combined with a highly motivated sales force with primary care reach as well as dedicated representatives focused on addressing patients’ needs with respect to CNS and respiratory disorders. We believe that this partnership will serve both companies well.”

This collaboration includes an ongoing joint research and development effort targeted toward the development of agonists and antagonists of selective muscarinic receptors. Compounds that interact with certain selective muscarinic targets may have utility in the treatment of CNS disorders, which is currently an area of therapeutic focus for Sepracor.

“Part of this collaboration will involve the investigation of ACADIA’s selective m1 agonist clinical candidates for the treatment of cognition in patients with schizophrenia,” said Mark H.N. Corrigan, M.D., Executive Vice President, Research and Development at Sepracor. “Among the family of currently marketed atypical antipsychotics, only clozapine improves cognitive function, yet its label contains a “black-box warning” relating to serious side effects. We are hopeful that ACADIA’s strategy will yield a new drug therapy that can successfully and safely improve cognitive function for patients with schizophrenia.”

In connection with this collaboration, Sepracor is purchasing $10 million of ACADIA common stock at a 40 percent premium to the 30-day average trailing closing price per share as of the purchase date. Sepracor has also agreed to purchase up to an additional $10 million of ACADIA common stock at a 25 percent premium on the one-year anniversary date of the collaboration, subject to customary closing conditions. These stock purchases, in the aggregate, shall not exceed 19.99 percent of ACADIA’s then-outstanding common stock. In addition to its equity investment, Sepracor will provide ACADIA with research funding over a three-year term, and, if certain conditions are met, will be required to pay ACADIA milestone payments as well as royalties on future product sales worldwide. Assuming the successful development of a single product in the muscarinic program, Sepracor will be required to pay ACADIA up to approximately $40 million in aggregate payments, excluding royalties. In addition, should the partnership successfully develop a combination product with LUNESTA for sleep-related indications, Sepracor will also be obligated to pay ACADIA approximately $35 million in aggregate payments plus applicable royalties. Additional details about this transaction will be available in ACADIA’s Current Report on Form 8-K, which ACADIA is expected to file with the Securities and Exchange Commission.

ACADIA’s Phase II programs encompassing ACP-103 for treatment-induced dysfunction in Parkinson’s disease, ACP-103 as an adjunctive therapy for schizophrenia, and ACP-104 for treatment of schizophrenia, are not included as part of this collaboration.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five drug programs in clinical and preclinical development as well as a portfolio of drug discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters and biology research facilities are located in San Diego, California and its chemistry research facilities are located near Copenhagen, Denmark.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. The company’s commercialization efforts are carried out by its U.S.-based, 1,250-person, primary care and specialty-oriented sales force. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the purchase of shares of ACADIA common stock, potential milestone and royalty payments under the collaboration, the research and development of drug candidates under the collaboration and the commercial launch of, and the safety, efficacy and potential benefits of, LUNESTA brand eszopiclone and any compounds discovered or developed under the collaboration. Actual events or results may differ materially from those projected in any forward-looking statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the ability of Sepracor and ACADIA to collaborate successfully; the ability to fund, and the results of, research, development and clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s and ACADIA’s patents and the patents of others; unexpected delays in commercial introduction of, and the commercial success of, LUNESTA; the ability of Sepracor and ACADIA to attract and retain qualified personnel; the ability of Sepracor and ACADIA to meet the closing conditions required for the consummation of the stock purchases; and certain other factors that are detailed in ACADIA’s and Sepracor’s quarterly reports on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent ACADIA’s expectations and beliefs as of the date of this press release. ACADIA anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while ACADIA may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ACADIA’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta is a trademark of Sepracor Inc.